Exhibit 99.1

April 28, 2022

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES
FIRST QUARTER 2022 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Group”) today announced net income attributable to Group of $1.1 million and diluted earnings per share of $0.02 for the first quarter of 2022, compared to net loss attributable to Group of $3.0 million and diluted loss per share of $0.06 for the first quarter of 2021.

The $4.1 million increase in net income attributable to Group was driven primarily by general rate increases of $5.2 million, an operating revenue increase of $2.7 million from prior year acquisitions, a net operating income increase of $1.8 million from changes in deferred revenue, and an income tax benefit increase of $1.3 million. These positive factors were partially offset by increases in employee wage costs of $2.2 million, depreciation and amortization expenses of $1.8 million, and interest expense of $1.0 million.

Additionally, certain factors outside the company’s immediate control impacted net income attributable to Group, including a $3.3 million decrease in value of certain non-qualified benefit plan investments partially offset by a $2.3 million increase in accrued unbilled revenue.

According to President and Chief Executive Officer Martin A. Kropelnicki, first quarter operating results were in line with the company’s expectations.

“In addition to delivering solid financial performance, we made progress in a number of key areas:

•	We sought and received $20.8 million from the California State Water Resources Control Board’s Water and Wastewater Arrearage Payment Program (WAPP) to support customers with past-due balances accrued during the pandemic.

•	We expect to renew our at-the-market equity program in the near future with a planned size of up to $350 million over a 3 year period.

•	We continued to work toward a successful conclusion of our 2021 California cost of capital review and general rate case filing, both of which are critical to providing safe, reliable service through diligent infrastructure investment.

•	We filed with the California Public Utilities Commission (CPUC) to approve our Stage 2 drought plan in eight additional water systems. By June, we will have requested Stage 2 drought plans in all California districts.

•	We announced plans to purchase Stroh’s Water Company in Washington and Kukui’ula South Shore Community Services wastewater collection system in Hawaii, subject to diligence and closing conditions, and in April we completed the acquisition of Morningstar Water System in New Mexico.

•	We issued our 2021 Environmental, Social, and Governance (ESG) report, which details how we care for people, operate with integrity, and protect the environment.

Overall, I’m very pleased with our first quarter 2022 performance,” Kropelnicki said.

Additional Financial Results for the first quarter of 2022

Operating revenue increased 17.1% to $173.0 million in the first quarter of 2022, an increase of $25.3 million as compared to $147.7 million in the first quarter of 2021, primarily due to general rate increases of $5.2 million, $1.3 million of which was related to increased water costs. In addition, operating revenue increased $9.4 million from changes in deferred revenue, $2.7 million attributable to prior year acquisitions, and $2.3 million from increased accrued unbilled revenue.

Total operating expenses increased $19.1 million, or 13.2% to $163.9 million in the first quarter of 2022 compared to the prior year.

Water production expenses increased $6.7 million, or 12.2%, to $61.5 million in the first quarter of 2022, primarily due to increases in purchased water quantities and higher wholesale water rates. California decoupling mechanisms allow us to record an increase to revenue equal to the increase in California water production costs above adopted levels.

Administrative and general expenses increased $3.0 million, or 10.0%, to $33.4 million in the first quarter of 2022, primarily due to increases in employee labor costs of $2.1 million, outside legal and consulting service costs of $0.9 million, and employee health care costs of $0.8 million. Changes in employee health care costs for regulated California operations generally do not affect net income, as the company has been allowed by the CPUC to record these costs in a balancing account for future recovery, creating a corresponding change to revenue.

Other operations expenses increased $8.0 million, or 44.3%, to $25.9 million in the first quarter of 2022, primarily due to a $7.7 million increase in costs associated with the reduction of deferred revenue.

Depreciation expense increased $1.8 million, or 6.4%, to $28.8 million in the first quarter of 2022 due to utility plant placed in service in 2021.

Maintenance expenses increased $0.5 million, or 8.5%, to $7.3 million in the first quarter of 2022.

Income tax benefit increased $1.3 million to $1.4 million in the first quarter of 2022, mostly due to an increase in the tax benefit from the flow-through method of accounting for “repairs” deductions on state corporate income tax filings and the resolution of a prior year Hawaii general rate case (GRC) deferred tax asset issue. These tax benefits were partially offset by a decrease in customer refunds of excess deferred federal income taxes.

Property and other taxes increased $0.4 million, or 4.6%, to $8.4 million in the first quarter of 2022, due primarily to an increase in our assessed property values for utility plant.

Net other income decreased $1.3 million in the first quarter of 2022, due primarily to a $3.3 million decrease in the value of certain benefit plan investments, which was partially offset by a $1.0 million increase in other components of net periodic benefit credits, $0.4 million increase in allowance for equity funds used during construction, and $0.4 million gain on company owned life insurance.

Liquidity and Financing

The company maintained $68.4 million of cash as of March 31, 2022 and has additional short-term borrowing capacity of more than $500 million, subject to meeting the borrowing conditions on the company’s line of credit facilities. Aged accounts receivable past due more than 60 days decreased from $26.2 million as of December 31, 2021 to $15.3 million as of March 31, 2022 mostly due to the application of $16.6 million of California WAPP funds.

The company invested $68.5 million in infrastructure improvements during the first quarter of 2022. For 2022, the company's capital program will be dependent in part on the timing and nature of regulatory approvals in connection with our California GRC filing. The company proposed to the CPUC spending $1.0 billion on new projects in 2022-2024. Capital expenditures in California are evaluated in the context of the pending GRC and may change as the case moves forward.

On April 27, 2022, the Board of Directors approved a quarterly cash dividend of $0.25 per share of common stock.

WRAM Receivable

The under-collected net receivable balance in the WRAM and modified cost balancing account (MCBA) was $79.6 million as of March 31, 2022, an increase of 9.3%, or $6.8 million, from the balance of $72.8 million as of December 31, 2021. Customer surcharges to recover uncollected net WRAM balances of $54.1 million began on April 15, 2022.

Other Information

All stockholders and interested investors are invited to listen to the 2022 first quarter conference call on April 28, 2022 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #2524639 or you may access the live audio webcast at https//ir.calwatergroup.com/calendar/upcoming-events. Please join at least 15 minutes in advance of then call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on April 28, 2022 through June 26, 2022, at 1-855-859-2056 or 1-404-537-3406, ID #2524639. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, the company will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q12022slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, Vice President, Customer Service and Chief Citizenship Officer Shannon C. Dean, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as will, would, expects, intends, plans, believes, may, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs in their next GRC filing (which impacted our 2021 GRC filing related to our operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our 2021 GRC filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; and other risks and unforeseen events described in our SEC filings. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	March 31,	December 31,
	2022	2021
ASSETS
Utility plant:
Utility plant	$4,261,451	$4,197,344
Less accumulated depreciation and amortization	(1,374,036)	(1,350,482)
Net utility plant	2,887,415	2,846,862
Current assets:
Cash and cash equivalents	68,379	78,380
Receivables:
Customers, net	50,276	60,785
Regulatory balancing accounts	68,043	78,597
Other, net	18,065	18,452
Unbilled revenue, net	34,953	32,760
Materials and supplies at weighted average cost	10,526	9,511
Taxes, prepaid expenses, and other assets	22,232	21,973
Total current assets	272,474	300,458
Other assets:
Regulatory assets	291,577	285,692
Goodwill	36,814	36,814
Other assets	150,961	153,445
Total other assets	479,352	475,951
TOTAL ASSETS	$3,639,241	$3,623,271

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 68,000 shares authorized, 53,773 and 53,716 outstanding in 2022 and 2021, respectively	$538	$537
Additional paid-in capital	650,499	651,121
Retained earnings	513,593	525,936
Noncontrolling interests	5,248	5,386
Total equity	1,169,878	1,182,980
Long-term debt, net	1,055,638	1,055,794
Total capitalization	2,225,516	2,238,774
Current liabilities:
Current maturities of long-term debt, net	5,205	5,192
Short-term borrowings	50,000	35,000
Accounts payable	140,832	144,369
Regulatory balancing accounts	12,015	17,547
Accrued interest	17,116	6,542
Accrued expenses and other liabilities	56,649	47,926
Total current liabilities	281,817	256,576
Deferred income taxes	298,690	298,945
Pension	93,544	92,287
Regulatory liabilities and other	253,647	252,938
Advances for construction	198,200	198,086
Contributions in aid of construction	287,827	285,665
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,639,241	$3,623,271

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three Months ended:
	March 31,	March 31,
	2022	2021
Operating revenue	$172,993	$147,737
Operating expenses:
Operations:
Water production costs	61,538	54,826
Administrative and general	33,411	30,369
Other operations	25,852	17,912
Maintenance	7,341	6,769
Depreciation and amortization	28,770	27,047
Income tax benefit	(1,417)	(101)
Property and other taxes	8,360	7,996
Total operating expenses	163,855	144,818
Net operating income	9,138	2,919
Other income and expenses:
Non-regulated revenue	5,197	5,572
Non-regulated expenses	(6,986)	(4,760)
Other components of net periodic benefit credit	4,014	2,979
Allowance for equity funds used during construction	975	544
Income tax expense on other income and expenses	(512)	(358)
Net other income	2,688	3,977
Interest expense:
Interest expense	11,495	10,222
Allowance for borrowed funds used during construction	(563)	(294)
Net interest expense	10,932	9,928
Net income	894	(3,032)
Loss attributable to noncontrolling interests	(192)	-
Net income (loss) attributable to California Water Service Group	$1,086	$(3,032)
Earnings (loss) per share of common stock
Basic	$0.02	$(0.06)
Diluted	$0.02	$(0.06)
Weighted average shares outstanding
Basic	53,731	50,440
Diluted	53,775	50,440
Dividends per share of common stock	$0.2500	$0.2300